Exhibit 99.8
For further information contact:
Joshua G. Arnold
Vice President, Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. FIRST QUARTER EARNINGS RESULTS
Austin, Texas — May 6, 2010 — Citizens, Inc. (NYSE: CIA) reported net income of $1.6 million or $0.03 per basic and diluted share of Class A common stock for the quarter ended March 31, 2010, compared to net income of $4.4 million or $0.07 per basic and $0.03 per diluted share of Class A common stock during the same period in 2009.
Total revenues for the first quarter of 2010 were $43.8 million compared to $44.7 million in 2009. A decrease of 1.8%, due primarily to a loss of $0.1 million related to the change in the fair value of the Company’s stock warrants in 2010 compared to revenue of $2.1 million in the first quarter of 2009. Total revenues, excluding fair value adjustments, increased 3.3% for the three months ended in 2010 compared to 2009, primarily due to an increase in premiums and net investment income.
First quarter 2010 premiums increased 2.8% to $35.2 million from $34.2 million during the same period in 2009, primarily related to life renewal premiums. The acquisition of Integrity Capital Insurance Company in the first quarter of 2009 resulted in approximately $0.2 million of premium revenue compared to approximately $0.5 million for the same period in 2010.
Net investment income increased 7.8% during the first quarter of 2010 to $8.3 million compared to $7.7 million in the first quarter of 2009. The increase was due primarily to higher invested assets held in the current year compared to 2009 as a result of investing new premium income, as well as overcoming the significant amount of calls and the lag in reinvesting those funds during 2009. Investment income from debt securities accounted for approximately 84.9% of total investment income for the three months ended March 31, 2010, with 98.6% of this portfolio held in investment grade securities.
Claims and surrenders increased to $15.5 million in the first quarter of 2010 compared to $14.8 million in the first quarter of 2009, primarily due to an increase in surrender benefits on policies that are past the surrender charge period. Underwriting, acquisition and insurance expenses decreased from $7.3 million during the first three months of 2009 to $7.0 million in 2010, largely related to a decrease in legal fees associated with the Integrity Capital Corporation acquisition and a decrease in audit and assurance fees.
Assets increased to $940.4 million at March 31, 2010, compared to $927.3 million at December 31, 2009. Total invested assets grew 2.2% from $671.3 million at December 31, 2009 to $685.9 million at March 31, 2010. Stockholders’ equity also increased 2.9% from $216.1 million at December 31, 2009 to $222.3 million at March 31, 2010.
Citizens, Inc. will host a conference call to discuss its first quarter 2010 operating results at 10:00 a.m. Central Standard Time on Friday, May 7, 2010, hosted by Kay Osbourn, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate in the Citizens, Inc. conference call, please dial (877) 355-2902 and when prompted, enter confirmation code 6727366 and press #. It is recommended you dial in 3-5 minutes before the call is scheduled to begin. A recording of the conference call will be available on Citizens’ website at www.citizensinc.com in the Investor Information section under News Release & Publications, following the call.
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About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, sales of life insurance products in the U.S. and the acquisition of other U.S.-based life insurance companies. Citizens’ Class A common stock closed at $6.97 on May 5, 2010.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2009, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2010	2009
Revenues
Premiums	$35,190	34,227
Net investment income	8,349	7,742
Realized gains, net	59	301
Decrease (increase) in fair value of warrants	(114)	2,105
Other income	348	283

Total revenues	43,832	44,658

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	15,457	14,807
Increase in future policy benefit reserves	9,545	7,758
Policyholders’ dividends	1,570	1,462

Total insurance benefits paid or provided	26,572	24,027

Commissions	8,128	8,035
Other underwriting, acquisition and insurance expenses	6,973	7,309
Capitalization of deferred policy acquisition costs	(5,383)	(5,057)
Amortization of deferred policy acquisition costs	4,332	3,692
Amortization of cost of customer relationships acquired and other intangibles	838	866

Total benefits and expenses	41,460	38,872

Income before Federal income tax	2,372	5,786
Federal income tax expense	767	1,409

Net income	$1,605	4,377

Net income applicable to common stock	$1,605	3,199

Basic earnings per share of Class A common stock	$0.03	0.07

Diluted earnings per share of Class A common stock	$0.03	0.03

Weighted average shares of Class A outstanding — basic and diluted	48,686	46,112

Book value per share	$4.47	3.71

CITIZENS, INC.
CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands)
BALANCE SHEET

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets

Investments:
Fixed maturities available-for-sale, at fair value	$404,330	385,579
Fixed maturities held-to-maturity, at amortized cost	202,938	206,909
Equity securities available-for-sale, at fair value	34,721	33,477
Mortgage loans on real estate	1,622	1,533
Policy loans	33,082	32,096
Real estate held for sale	2,719	2,825
Real estate held for investment	6,452	6,305
Other long-term investments	41	86
Short-term investments	—	2,510

Total investments	685,905	671,320

Cash and cash equivalents	48,023	48,625
Accrued investment income	8,682	7,455
Reinsurance recoverable	11,346	11,587
Deferred policy acquisition costs	116,614	115,570
Cost of customer relationships acquired	33,829	34,728
Goodwill	17,160	17,160
Other intangible assets	1,039	1,046
Federal income tax receivable	1,390	4,023
Property and equipment, net	6,432	6,018
Due premiums, net	8,400	8,960
Prepaid expenses	907	—
Other assets	645	834

Total assets	$940,372	927,326

(Continued)

CITIZENS, INC.
CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands)
BALANCE SHEET, continued

	March 31,	December 31,
	2010	2009
	(Unaudited)
Liabilities and Stockholders’ Equity

Liabilities:
Policy liabilities:
Future policy benefit reserves:
Life insurance	$601,506	592,358
Annuities	38,698	37,882
Accident and health	6,206	6,399
Dividend accumulations	5,698	5,621
Premiums paid in advance	21,263	20,373
Policy claims payable	10,767	10,222
Other policyholders’ funds	7,994	8,105

Total policy liabilities	692,132	680,960

Commissions payable	2,118	2,434
Deferred federal and state income tax	8,846	8,052
Payable for securities in process of settlement	1,753	6,000
Warrants outstanding	1,933	1,819
Other liabilities	11,248	11,986

Total liabilities	718,030	711,251

Commitments and contingencies
Stockholders’ equity:
Common stock:
Class A	256,703	256,703
Class B	3,184	3,184
Retained deficit	(36,487)	(38,092)
Accumulated other comprehensive income:
Unrealized gains on securities, net of tax	9,953	5,291

	233,353	227,086
Treasury stock, at cost	(11,011)	(11,011)

Total stockholders’ equity	222,342	216,075

Total liabilities and stockholders’ equity	$940,372	927,326